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                                                                   Exhibit 10.38



As of August 28, 1998

Geerlings & Wade, Inc.
960 Turnpike St.
Canton, MA 02021

Attention:  David Pearce, Vice President &
            Chief Financial Officer

Gentlemen:

This letter will serve as confirmation that BankBoston, N.A., f/k/a The First National Bank of Boston, (the "Bank") is pleased to continue to hold available for Geerlings & Wade, Inc. (the "Borrower") a $5,000,000 demand, discretionary line of credit. All advances under the line of credit (the "Line of Credit") shall be subject to the terms and conditions of the agreement between the Bank and the Borrower dated as of January 7, 1994, as amended by (i) that certain letter agreement between the Bank and the Borrower dated as of April 27, 1994,
(ii) that certain letter agreement between the Bank and the Borrower dated as of March 15, 1995, (iii) that certain letter agreement between the Bank and the Borrower dated as of October 13, 1995, (iv) that certain letter agreement between the Bank and the Borrower dated as of June 30, 1996, and (v) that certain letter agreement between the Bank and the Borrower dated as of July 22, 1996 (as so amended, the "Agreement"). Capitalized terms used herein without definition shall have the same meaning as described to them in the Agreement.

The obligations of the Borrower under the Agreement will continue to be evidenced by the Note and secured pursuant to the terms of the Security Agreement (the Agreement, the Security Agreement and the Note, together with the other instruments and agreements delivered in connection therewith, are referred to collectively herein as the "Loan Documents").

In addition, this will confirm our understanding that, notwithstanding any provision of the Agreement or the Note, interest on the loans made under the Agreement (not at the time overdue) shall, from and after the date hereof, accrue at the Base Rate plus one-half of one percent (.50%).

Except to the extent specifically modified hereby, all of the terms, conditions and provisions of the Loan Documents will remain unaltered and such Loan Documents, as any may be amended by this agreement, are each confirmed as being in full force and effect. In addition, this agreement does not constitute a waiver of any rights or remedies which the Bank may have under any of the Loan Documents or otherwise arising. Lastly, notwithstanding any reference to a default, event of default or due date in any Loan Document, the Borrower acknowledges that the Line of Credit is made available to it by the Bank on a demand, discretionary basis and that the Bank may make demand under or terminate the Line of Credit at any time and for any reason, and that if not sooner terminated or demanded, the Line of Credit will in any event expire on July 31, 1999.
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If the forgoing is acceptable to you, would you please so indicate by executing and returning to the Bank the enclosed copy of this agreement as soon as possible. If you have any questions, please feel free to contact me at 434-9716.

We are pleased to extend to you our continuing and strong support.

Very truly yours,

BANKBOSTON, N.A.

By: /s/ Timothy G. Clifford
    -------------------------
    Title: Director


By: /s/ George Carroll
    -------------------------
    Title: AVP


Accepted and Agreed to as of the 28th day of August, 1998.

GEERLINGS & WADE, INC.

By: /s/ David R. Pearce
    -------------------------
    David R. Pearce, Vice President &
    Chief Financial Officer